Exhibit 1(a)(iv)

CORPORATE ACCESS NUMBER: 206816738
Alberta
BUSINESS CORPORATIONS ACT

CERTIFICATE
OF
AMENDMENT

IRONCLAD SYSTEMS INC.
CHANGED ITS NAME TO BIKESTAR INC. ON 1998/06/30.

Certified Copy
 Name Change Alberta Corporation - Registration Statement

Service Request Number:	350335

Corporate Access. Number:	206816738

Legal Entity Name:	IRONCLAD SYSTEMS INC.

Preach Equivalent Name:

Legal Entity Status:	Active

Alberta Corporation Type:	Named Alberta Corporation

New legal entity Name:	BIKESTAR INC.

New French Equivalent Name:

Nuans: Number:	CXA88783

Nuans: Date:	1998/06/30

French Nuans: Number:

French Nuans: Date:

Professional endorsement Provided:

Future Dating, Required:

Amendment Date:	1998/06/30

Annual returns are outstanding for the 2001, 2000, 1999 file year(s).

Annual Return

File Year	Date Filed
1999	1998/03/27

1997	1997/02/24

Attachment

No Records, returned

Registration Authorized By:	BURSTALL WARD
AGENT OF CORPORATION